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                                                           Exhibits 5.1 and 23.1

                                    01/29/98

American Skiing Company
Sunday River Access Road
Bethel, Maine 04217

Re: Registration Statement on Form S-1 (No. 333-      )

Dear Sirs:

    We have assisted in the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission relating to (i) 36,626 shares of 10 1/2% Repriced Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Shares"), of American Skiing Company, a Maine corporation (the "Company"), (ii) the Company's 10 1/2% Repriced Subordinated Debentures (the "Debentures"), and (iii) 4,350,740 shares of the Company's Common Stock, par value $.01 per share (the "Common Shares").

    We have examined and relied upon the Company's Articles of Incorporation and Bylaws and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed relevant for the purposes of this opinion.

    In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

    Based on and subject to the foregoing, we are of the opinion that: (i) the issuance by the Company of the Preferred Shares and the Common Shares issued prior to the date hereof has been duly authorized; (ii) the Preferred Shares, and such issued Common Shares have been legally issued and are fully paid and non-assessable; (iii) the Company has duly authorized for issuance the Debentures and unissued Common Shares covered by the Registration Statement and such unissued Common Shares, when issued as described in the Registration Statement, will be legally issued, fully paid and non-assessable; and (iv) the Debentures, when issued as described in the Registration Statement, will be binding obligations of the Company; provided, however, that the enforceability of any obligations of the Company under the Debentures may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws or rules of law or equity affecting the enforcement generally of creditors' rights and remedies, the discretion of the court before which equitable relief is requested, and laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement. We also consent to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement.

                                          Very truly yours,

                                          Pierce Atwood

                                          By: s/ David J. Champoux
                   -------------------------------------------------------------
                                             Its: Partner